Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
VIA TRANSPORTATION, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
February 2, 2023
Via Transportation, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: That the name of this corporation is Via Transportation, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 29, 2012 under the name Via Transportation, Inc.
SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:
ARTICLE I
The name of the Corporation is Via Transportation, Inc. (the “Corporation”).
ARTICLE II
The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE III
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV
The total number of shares of stock that the Corporation shall have authority to issue is 141,669,221, consisting of 82,000,000 shares of Common Stock, $0.00001 par value per share and 59,669,221 shares of Preferred Stock, $0.00001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 6,546,322 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 6,110,013 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 9,409,496 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 13,104,433 shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 15,043,996 shares. The sixth series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 1,453,442 shares. The seventh series of Preferred Stock shall be designated “Series G Preferred Stock” and shall consist of 2,856,659 shares. The eighth series of Preferred Stock shall be designated “Series G-1 Preferred Stock” and shall consist of 5,144,860 shares.
ARTICLE V
The terms and provisions of the Common Stock and Preferred Stock are as follows:
1    Definitions. For purposes of this Article V, the following definitions shall apply:
(a)    “Agreements” shall mean (a) the Series G-1 Preferred Stock Purchase Agreement (the “Purchase Agreement”) by and among the Corporation and the investors set forth on Exhibit A thereto, (b) the Amended and Restated Investors Rights Agreement by and among the Corporation and the stockholders party thereto, (c) the Amended and Restated Right of First Refusal and Co-Sale Agreement by and between the stockholders party thereto and (d) the Amended and Restated Voting Agreement by and between the stockholders party thereto, each dated on or about the date hereof and each as may be amended from time to time.
(b)    The “Board” shall mean the board of directors of this Corporation.
(c)    “Conversion Price” shall mean $1.97482 per share for the Series A Preferred Stock, $4.38868 per share for the Series B Preferred Stock, $10.73327 per share for the Series C Preferred Stock, $20.4929 per share for the Series D Preferred Stock, $34.7648 per share for the Series E Preferred Stock, $41.2813 per share for the Series F Preferred Stock, $45.5077 per share for the Series G Preferred Stock and $45.5077 per share for the Series G-1 Preferred Stock (each, as subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
(d)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.
(e)    “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder and approved by Special Board Vote, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common Stock and Preferred Stock of the Corporation, voting as separate classes, and approved by a Special Board Vote.
(f)    “Dividend Rate” shall mean an annual rate of $0.15799 per share for the Series A Preferred Stock, $0.35109 per share for the Series B Preferred Stock, $0.85866 per share for the Series C Preferred Stock, $1.6394 per share for the Series D Preferred Stock, $2.78118 per share for the Series E Preferred Stock, $3.302505 per share for the Series F Preferred Stock, $5.68846 per share for the Series G Preferred Stock and $5.68846 per share for the Series G-1 Preferred Stock (each, as subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).
(g)    “Founder” shall mean each of Daniel Ramot and Oren Shoval for so long as each is an officer or director of the Corporation.
(h)    “Junior Securities” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.
(i)    “Liquidation Preference” shall mean (i) $1.97482 per share for the Series A Preferred Stock, (ii) $4.38868 per share for the Series B Preferred Stock, (iii) $10.73327 per share for the Series C Preferred Stock, (iv) $20.4929 per share for the Series D Preferred Stock, (v) $34.7648 per share for the Series E Preferred Stock, (vi) $41.2813 per share for the Series F Preferred Stock, (vii) $45.5077 per share for the Series G Preferred Stock and (viii) $45.5077 per share for the Series G-1 Preferred Stock (each, as subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).
(j)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(k)    “Original Issue Price” shall mean $1.97482 per share for the Series A Preferred Stock, $4.38868 per share for the Series B Preferred Stock, $10.73327 per share for the Series C Preferred Stock, $20.4929 per share for the Series D Preferred Stock, $34.7648 per share for the Series E Preferred Stock, $41.2813 per share for the Series F Preferred Stock, $45.5077 per share for the Series G Preferred Stock and $45.5077 per share for the Series G-1 Preferred Stock (each, as subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(l)    “Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series G-1 Preferred Stock.
(m)    “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.
(n)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(o)    “Series E Purchase Agreement” shall mean the Series E Preferred Stock Purchase Agreement by and among the Corporation and the investors set forth on Exhibit A thereto, dated on or about March 26, 2020.
(p)    “Significant Subsidiary” shall have the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Act.
2    Dividends.
(a)    Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series G-1 Preferred Stock shall be made prior to payment of any dividends to the holders of Series G Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Junior Securities, and no Distributions shall be made with respect to Series G Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Junior Securities unless dividends on the Series G-1 Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series G-1 Preferred Stock have been paid or set aside for payment to the holders of Series G-1 Preferred Stock. Following the payment in full of the applicable Dividend Rate to the holders of Series G-1 Preferred Stock, the payment of any dividends to the holders of Series G Preferred Stock shall be made prior to payment of any dividends to the holders of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Junior Securities, and no Distributions shall be made with respect to Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Junior Securities unless dividends on the Series G Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series G Preferred Stock have been paid or set aside for payment to the holders of Series G Preferred Stock. Following the payment in full of the applicable Dividend Rate to the holders of Series G Preferred Stock, the payment of any dividends to the holders of Series F Preferred Stock shall be made prior to payment of any dividends to the holders of Series E Preferred Stock, Series D Preferred Stock or Junior Securities, and no Distributions shall be made with respect to Series E Preferred Stock, Series D Preferred Stock or Junior Securities unless dividends on the Series F Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series F Preferred Stock have been paid or set aside for payment to the holders of Series F Preferred Stock. Following the payment in full of the applicable Dividend Rate to the holders of Series F Preferred Stock, the payment of any dividends to the holders of Series E Preferred Stock shall be made prior to payment of any dividends to the holders of Series D Preferred Stock or Junior Securities, and no Distributions shall be made with respect to Series D Preferred Stock or Junior Securities unless dividends on the Series E Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series E Preferred Stock have been paid or set aside for payment to the holders of Series E Preferred Stock. Following the payment in full of the applicable Dividend Rate to the holders of Series E Preferred Stock, the payment of any dividends to the holders of Series D Preferred Stock shall be made prior to payment of any dividends to the holders of Junior Securities, and no Distributions shall be made with respect to the Junior Securities unless dividends on the Series D Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series D Preferred Stock have been paid or set aside for payment to the holders of Series D Preferred Stock. Following the payment in full of the applicable Dividend Rate to the holders of Series D Preferred Stock, the payment of any dividends to the holders of Series B Preferred Stock and Series C Preferred Stock shall be made, on a pari passu basis, prior to payment of any dividends to the holders of Series A Preferred Stock, and no Distributions shall be made with respect to the Series A Preferred Stock unless dividends on the Series B Preferred Stock and Series C Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series B Preferred Stock and Series C Preferred Stock have been paid or set aside for payment to the holders of Series B Preferred Stock and Series C Preferred Stock. Payment of any dividends to the holders of Series B Preferred Stock and Series C Preferred Stock shall be on a pro rata basis among the holders of Series B Preferred Stock and Series C Preferred Stock. Following the payment in full of the Dividend Rate to the holders of Series B Preferred Stock and Series C Preferred Stock, the payment of any dividends to the holders of Series A Preferred Stock shall be made on a pro rata basis among the holders of the Series A Preferred Stock.
(b)    Common Stock. Dividends may be paid on the Common Stock when, as and if declared by the Board, subject to the prior dividend rights of the Preferred Stock and to Section 6.
3    Liquidation Rights.
(a)    Liquidation Preference.
(i)    Series G-1 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series G-1 Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series G Preferred Stock, the Series F Preferred Stock, the Series E Preferred Stock, Series D Preferred Stock, Junior Securities and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series G-1 Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series G-1 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series G-1 Preferred Stock or such lesser amount as may be approved by the holders of at least sixty percent (60%) of the outstanding shares of Series G-1 Preferred Stock, voting as a separate class (the “Series G-1 Majority”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series G-1 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series G-1 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).
(ii)    Series G Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preference described in Section 3(a)(i), the holders of the Series G Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series F Preferred Stock, the Series E Preferred Stock, Series D Preferred Stock, Junior Securities and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series G Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series G Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series G Preferred Stock or such lesser amount as may be approved by the holders of at least sixty percent (60%) of the outstanding shares of Series G Preferred Stock, voting as a separate class (the “Series G Majority”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series G Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series G Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).
(iii)    Series F Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences described in Section 3(a)(i) and Section 3(a)(ii), the holders of the Series F Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series E Preferred Stock, Series D Preferred Stock, Junior Securities and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series F Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series F Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series F Preferred Stock or such lesser amount as may be approved by the holders of at least sixty percent (60%) of the outstanding shares of Series F Preferred Stock, voting as a separate class (the “Series F Majority”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series F Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then, subject to Section 3(a)(i) and Section 3(a)(ii), the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series F Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).
(iv)    Series E Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences described in Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii), the holders of the Series E Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series D Preferred Stock, Junior Securities and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series E Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series E Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series E Preferred Stock or such lesser amount as may be approved by the holders of at least sixty percent (60%) of the outstanding shares of Series E Preferred Stock, voting as a separate class (the “Series E Majority”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series E Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(iv), then, subject to Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii), the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series E Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(iv).
(v)    Series D Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences described in Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iv) and Section 3(a)(iv), the holders of the Series D Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Junior Securities and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series D Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series D Preferred Stock or such lesser amount as may be approved by the holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class (the “Series D Majority”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(v), then, subject to Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iv) and Section 3(a)(iv), the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(v).
(vi)    Series B and Series C Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences described in Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(a)(v), the holders of Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock or Series C Preferred Stock, as the case may be, held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series B Preferred Stock or Series C Preferred Stock, as the case may be and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock or Series C Preferred Stock, as the case may be, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of Series B Preferred Stock and Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(vi), then, subject to Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(a)(v), the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series B
Preferred Stock and Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(vi).
(vii)    Series A Preferred Stock Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences described in Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v), Section 3(a)(vi) and Section 3(a)(vi), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(vii), then, subject to Section 3(a)(i), Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v), Section 3(a)(vi) and Section 3(a)(vi), the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(vii).

(b)    Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.
(c)    Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.
(d)    Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets or all or substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each of (i) (ii) or (iii) a “Liquidation Event”). The treatment of any transaction or series of related transactions as a Liquidation Event pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and on an as-converted to Common Stock basis) (the “Preferred Majority”); provided that if such transaction or series of transactions would not result in the holders of Series E Preferred Stock receiving proceeds of at least $34.7648 per share of Series E Preferred Stock (as subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), in the form of cash or publicly traded securities, then such waiver shall also require the approval of the Series E Majority.
(e)    Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by an independent appraiser of recognized standing selected by the Board with the affirmative vote of at least two of the Preferred Directors (as defined below) (a “Special Board

Vote”), whose appraisal shall be determinative of such value, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:
(i)    If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading day period ending five (5) trading days prior to the Distribution;
(ii)    If the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the thirty (30) trading day period ending five (5) trading days prior to the Distribution.
(iii)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders of the Corporation under the General Corporation Law and Section 6, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.
In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.
For the purposes of this Section 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (x) for securities traded primarily on the New York Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (y) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
(f)    Redemption. The Preferred Stock is not redeemable at the option of the holder.
(g)    Effecting a Liquidation Event.
(i)    The Corporation shall not have the power to effect a Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3(a) and Section 3(b).
(ii)    In the event of a Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90)

days after such Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Preferred Majority so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidation Event, to redeem all outstanding shares of each series of Preferred Stock at a price per share equal to the greater of (i) the liquidation preference for such series of Preferred Stock as described in Section 3(a); or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.    Prior to the distribution or redemption provided for in this Subsection 3(g)(ii), the Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event.
(h)    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event pursuant to Section 3(d), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3(a) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3(h), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.
4    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:
(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.
(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock (an “IPO”); provided that the aggregate gross proceeds to the Corporation are not less than $100,000,000 and the price per share is not less than $59.16 per share (as subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) (a “Qualified IPO”) or (ii) upon the receipt by the Corporation of a written request for such conversion from the Preferred Majority, or, if later, the effective date for conversion specified in such requests; provided that any automatic conversion pursuant to clause (ii) shall not apply to the shares of (s) Series G-1 Preferred Stock unless such a request includes the consent of the Series G-1 Majority, (t) Series G Preferred Stock unless such a request includes the consent of the Series G Majority, (u) Series F Preferred Stock unless such a request includes the consent of the Series F Majority, (v) Series E Preferred Stock unless such a request includes the consent of the Series E Majority, (w) Series D Preferred Stock unless such a request includes the consent of the Series D Majority, (x) Series C Preferred Stock unless such a request includes the consent of the holders of a majority of the Series C Preferred Stock then outstanding, (y) Series B Preferred Stock unless such a request includes the consent of the holders of a majority of the Series B Preferred Stock then outstanding or (z) Series A Preferred Stock unless such a request includes the consent of the holders of a majority of the Series A Preferred Stock then outstanding (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).
(c)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board. For such purpose, the total number of shares of Preferred Stock such holder of Preferred Stock is at the time converting into Common Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an

Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.
(d)    Adjustments to Conversion Price for Diluting Issues.
(i)    Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of (collectively, the “Exempted Securities”):
(1)    shares of Common Stock upon the conversion of the Preferred Stock;

(2)    shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board;
(3)    shares of Common Stock upon the exercise or conversion of Options or Convertible Securities;
(4)    shares of Series G-1 Preferred Stock issued pursuant to the Purchase Agreement and shares of Series E Preferred Stock issued upon exercise of Series E Warrants (as defined in the Series E Purchase Agreement);
(5)    shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f) or 4(g);
(6)    shares of Common Stock issued or issuable in an underwritten registered public offering under the Securities Act;
(7)    shares of Series G-1 Preferred Stock, shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable pursuant to a bona fide acquisition of another corporation by the Corporation by merger, share acquisition, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; provided that such issuances are approved by (i) a Special Board Vote and (ii) if the price per share of such shares of Common Stock is less than $34.7648 per share (as subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), the Series E Director as part of such Special Board Vote (such affirmative vote of (i) and (ii), collectively, a “Special E Director Vote”) and (iii) if the price per share of such shares of Series G-1 Preferred Stock is less than $45.5077 per share (as subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), 83North;
(8)    shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by a Special Board Vote (or, if a price per share is being assigned to such shares, a Special E Director Vote); and
(9)    shares of Common Stock issued or issuable to (A) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by a Special Board Vote (or, if a price per share is being assigned to such shares, a Special E Director Vote) or (B) persons or entities with which the Corporation has business relationships approved by a Special Board Vote (or, if a price per share is being assigned to such shares, a Special E Director Vote).

(ii)    No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock. In addition, (i) no adjustment in the Conversion Price of a series of Preferred Stock that is one of the Junior Securities shall be made as the result of the issuance or deemed issuance of Additional Shares of Common if the Corporation receives written notice from the holders of a Preferred Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common, (ii) no adjustment in the Conversion Price of the Series D Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common if the Corporation receives written notice from the Series D Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common, (iii) no adjustment in the Conversion Price of the Series E Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common if the Corporation receives written notice from the Series E Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common, (iv) no adjustment in the Conversion Price of the Series F Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common if the Corporation receives written notice from the Series F Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common, (v) no adjustment in the Conversion Price of the Series G Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common if the Corporation receives written notice from the Series G Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common and (vi) no adjustment in the Conversion Price of the Series G-1 Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common if the Corporation receives written notice from the Series G-1 Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common.
(iii)    Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which shares are deemed to be issued:
(1)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
(2)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
(3)    no readjustment pursuant to Section 4(d)(iii)(2) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;
(4)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
(a)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
(b)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
(5)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.
(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.
(1)    In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of one cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv)(1), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.
(v)    Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:
(1)    Cash and Property. Such consideration shall:
(a)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;
(b)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined by an independent appraiser of recognized standing selected by the Board, whose appraisal shall be determinative of such value; and
(c)    in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections 4(d)(v)(1)(a) and (b), as reasonably determined in good faith by the Board.
(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing
(a)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
(b)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(e)    Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
(f)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
(g)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.
(h)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.
(i)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the written consent or vote of the holders of a majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
(j)    Notices of Record Date. In the event that this Corporation shall propose at any time:
(i)    to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
(ii)    to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
(iii)    to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least ten (10) days’ prior written notice in respect of the matters referred to in Section 4(j)(i), (ii) and (iii) of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in Section 4(j)(ii) and (iii).
Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed unless a holder has agreed to an alternate form of delivery.
The notice provisions set forth in this section (j) may be modified, shortened or waived prospectively or retrospectively by the consent or vote of the Preferred Majority.
(k)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
5    Voting.
(a)    Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
(b)    No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
(c)    Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d)    Election of Directors; Votes of Directors.
(i)    So long as at least 1,636,581 shares of Series A Preferred Stock (as adjusted for Recapitalizations) are outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board (the “Series A Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. So long as at least 1,527,508 shares of Series B Preferred Stock (as adjusted for Recapitalizations) are outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board (the “Series B Director”). So long as at least 2,230,092 shares of Series C Preferred Stock (as adjusted for Recapitalizations) are outstanding, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board (the “Series C Director”). So long as at least 3,408,825 shares of Series D Preferred Stock (as adjusted for Recapitalizations) are outstanding, the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board (the “Series D Director”). So long as at least 2,675,000 shares of Series E Preferred Stock (as adjusted for Recapitalizations) are outstanding, the holders of Series E Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board (the “Series E Director” and together with the Series A Director, the Series B Director, the Series C Director and the Series D Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board (the “Founder Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The Board shall be comprised of eight (8) members. Subject to the provisions of Section 6(a)(iv) below, any additional members of the Board shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis. If a vacancy on the Board is to be filled by the Board, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.
(ii)    At any meeting of the Board, each Founder Director shall have two (2) votes and each other member of the Board shall have one (1) vote. In the event that one of the Founder Directors’ seats is vacant, the seated Founder Director shall have four (4) votes.
(e)    Adjustment in Authorized Common Stock. Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation.
(f)    Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. The Common Stock is not redeemable at the option of the holder.

6    Protective Provisions.
(a)    So long as at least 14,917,306 shares of Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the Preferred Majority:
(i)    voluntarily liquidate, dissolve or wind up the affairs of the Corporation, or permit any Significant Subsidiary to do any of the foregoing (with respect to any such Significant Subsidiary, unless otherwise approved by a Special Board Vote); provided, however, that for purposes of this Section 6(a)(i), a Liquidation Event shall not be deemed to include or be occasioned by any such voluntary liquidation, dissolution or wind up;
(ii)    consummate, or permit any Significant Subsidiary to consummate, any Liquidation Event that results in the holders of Preferred Stock receiving an amount per share of Preferred Stock in such Liquidation Event less than the applicable Original Issue Price;
(iii)    declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;
(iv)    increase the size of the Board;
(v)    increase the number of shares authorized for issuance under the Corporation’s existing stock option plan, or create a new equity incentive plan, such that the total number of shares authorized for issuance under such plans exceeds 13,013,013 shares (as adjusted for Recapitalizations);
(vi)    issue, or permit any subsidiary to issue, any debt security in excess of $1,000,000, unless otherwise approved by a Special Board Vote;
(vii)    enter into, or permit any subsidiary to enter into, any transaction (i) with any holder of Preferred Stock (other than those contemplated by the Agreements or referenced in this Amended and Restated Certificate of Incorporation) in excess of $500,000 or (ii) with any Founder or member of the immediate family of a Founder (other than those contemplated by the Agreements or referenced in this Amended and Restated Certificate of Incorporation and other than transactions in the ordinary course of the Corporation’s business which are not material), unless otherwise approved by a Special Board Vote; or
(viii)    consummate, or permit any subsidiary to consummate, a public offering under the Securities Act that is not a Qualified IPO.
(b)    So long as at least 1,636,581 shares of Series A Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series A Preferred Stock:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock (including without limitation the conversion of the Series A Preferred Stock into Common Stock); or
(ii)    increase the number of authorized shares of Series A Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of the Preferred Majority.
(c)    So long as at least 1,527,508 shares of Series B Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series B Preferred Stock:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock (including without limitation the conversion of the Series B Preferred Stock into Common Stock); or
(ii)    increase the number of authorized shares of Series B Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of the Preferred Majority.
(d)    So long as at least 2,230,092 shares of Series C Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series C Preferred Stock:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock (including without limitation the conversion of the Series C Preferred Stock into Common Stock); or
(ii)    increase the number of authorized shares of Series C Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of the Preferred Majority.

(e)    So long as at least 3,408,825 shares of Series D Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the Series D Majority:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock (including without limitation the conversion of the Series D Preferred Stock into Common Stock); or
(ii)    increase the number of authorized shares of Series D Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of the Preferred Majority.
(f)    So long as at least 2,675,000 shares of Series E Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the Series E Majority:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series E Preferred Stock (including without limitation the conversion of the Series E Preferred Stock into Common Stock);
(ii)    increase the number of authorized shares of Series E Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of the Preferred Majority;
(iii)    amend, alter, repeal or waive:
(1)    the last proviso set forth in Article V, Section 3(d); or
(2)    the definitions of “Exempted Securities” and “Special E Director Vote” in each case as set forth in Article V Sections 4(d)(i)(7), 4(d)(i)(8) and 4(d)(i)(9).
(g)    So long as at least 363,361 shares of Series F Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the Series F Majority:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the

Series F Preferred Stock (including without limitation the conversion of the Series F Preferred Stock into Common Stock); or
(ii)    increase the number of authorized shares of Series F Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of the Preferred Majority.
(h)    So long as at least 714,165 shares of Series G Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the Series G Majority:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series G Preferred Stock (including without limitation the conversion of the Series G Preferred Stock into Common Stock); or
(ii)    increase the number of authorized shares of Series G Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of the Preferred Majority.
(i)    So long as at least 1,286,215 shares of Series G-1 Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the Series G-1 Majority:
(i)    amend, alter or repeal any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series G-1 Preferred Stock (including without limitation the conversion of the Series G-1 Preferred Stock into Common Stock); or
(ii)    increase the number of authorized shares of Series G-1 Preferred Stock; provided, however, that the approval of any such increase shall also require the consent of (x) the Preferred Majority and (y) 83North VII LP (“83North”) for so long as 83North holds any shares of Series G-1 Preferred Stock.
7    Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.
8    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.
ARTICLE VI
The Corporation is to have perpetual existence.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
Unless otherwise set forth herein, the number of directors that constitute the Board of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
ARTICLE IX
In furtherance and not in limitation of the powers conferred by statute, the Board of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE X
1    To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director or Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or Officer. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or Officers, then the liability of a director or Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. All references in this Article X to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the General Corporation Law.
2    The Corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
3    Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.
ARTICLE XII
To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.
ARTICLE XIII
1    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
2    Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation as of February 2, 2023.

VIA TRANSPORTATION, INC.

By:	/s/ Daniel Ramot
Daniel Ramot, President
SIGNATURE PAGE TO VIA TRANSPORTATION, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIA TRANSPORTATION, INC.
Via Transportation, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: That the name of this corporation is Via Transportation, Inc. (the “Corporation”), and this Corporation was originally incorporated pursuant to the General Corporation Law on May 29, 2012 under the name Via Transportation, Inc.
SECOND: That the Board of Directors of this Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of this Corporation, declaring said proposed amendment to be advisable and in the best interest of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which proposed amendment is as follows:
Article V, Section 4(d)(i)(4) is hereby amended and restated in its entirety as follows:
shares of Series G-1 Preferred Stock issued pursuant to the Purchase Agreement, shares of Series E Preferred Stock issued upon exercise of Series E Warrants (as defined in the Series E Purchase Agreement) and Options and Convertible Securities issued pursuant to the transactions contemplated by certain convertible promissory notes issued and sold by the Corporation on or about October 15, 2024 (including any additional convertible promissory notes issued and sold by the Corporation on the same terms, up to a maximum aggregate principal amount of $100,000,000) and any Options and Convertible Securities issued in connection with the conversion of such convertible promissory notes;
THIRD: That all other provisions of the Amended and Restated Certificate of Incorporation, as amended, will remain in full force and effect.
FOURTH: That thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of this Corporation for their approval and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.
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IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation as of October 22, 2024.

VIA TRANSPORTATION, INC.

By:	/s/ Daniel Ramot
Daniel Ramot, President
SIGNATURE PAGE TO VIA TRANSPORTATION, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION